Exhibit 99.1

Investor/Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

Aldila, Inc. (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS STRONG THIRD QUARTER FINANCIAL RESULTS

Poway, CA, October 26, 2005 – ALDILA, INC. (NASDAQ:NMS:ALDA) today reported net sales of $19.3 million for the third quarter ended September 30, 2005, which was an increase of $8.6 million, or 79% from net sales of $10.8 million in the comparable period of 2004.  The Company reported net income of $3.8 million, or $0.68 fully diluted per share for the third quarter ended September 30, 2005, which represents an increase of $443,000 from net income of $3.3 million, or $0.62 fully diluted per share for the comparable period of 2004.  In the 2004 third quarter the Company benefited from a $2.7 million, or $0.52 fully diluted per share reduction in its provision for income taxes.  Before the effect of the income tax expense adjustments in 2004, the Company’s net income was $533,000, or $0.10 fully diluted per share.  On a pretax basis, Aldila’s income before tax grew 659% in the 2005 quarter to $5.5 million from $722,000 in the comparable 2004 quarter.

“It is a pleasure to continue to report exceptional financial results as we have now recorded seven straight quarters of profitable operations. Our third quarter net income represents the best third quarter in Aldila’s history,” said Mr. Peter R. Mathewson, Chairman and CEO.

“For the nine months ended September 30, 2005 net sales were $59.0 million, which represented an increase of $18.6 million, or 46% from net sales of $40.3 million in the comparable period of 2004.  The Company reported net income of $10.7 million in the 2005 period, or $1.97 fully diluted per share, which represented an increase of $2.9 million over net income of $7.8 million and fully diluted earnings per share of $1.49 in the comparable period of the prior year.  During the nine month period ended September 30, 2004, the Company benefited from a $1.7 million, or $0.33 fully diluted per share reduction in its provision for income taxes.  Before the effect of the income tax expense adjustment, the Company’s net income was $6.1 million, or $1.16 fully diluted per share for the nine month period ended September 30, 2004,” Mr. Mathewson said.

“Our strong third quarter sales increase of 79% was driven by an increase in our branded and co-branded shaft business.  The average selling price of golf shafts increased by 22%, on a 65% increase in unit sales quarter on quarter.  Driven by continued strong sales of our flagship NV™ shaft line our third quarter 2005 branded sales exceeded our branded sales in the third quarter 2004 by 80%,” said Mr. Mathewson.

“Gross margin in the 2005 third quarter grew sequentially to 40.7% from 37.2% over the 2005 second quarter due to 1% higher selling prices for golf shafts in the quarter,

along with increased contribution from our non-golf business and a lower charge for inventory obsolescence in the quarter.  In the 2005 third quarter, the Company recorded a charge for inventory obsolescence of $78,000, versus a charge of $385,000 recorded for the second quarter of 2005.  SG&A spending in the 2005 third quarter was affected by expenses for Sarbanes Oxley Section 404 Compliance in the amount of $223,000.  The Company’s backlog of sales orders as of September 30, 2005 of $9.7 million was 32% higher than at September 30, 2004,” Mr. Mathewson said.

“To give another perspective to our growth, our sales this quarter were up 79% over the third quarter 2004, more than double our sales of $8.0 million in the third quarter of 2003 and almost triple our sales of $6.5 million in the third quarter 2002. Our nine month sales in 2005 of $59 million is $6 million ahead of the total sales in 2004 of $53 million, and $21 million higher than total sales in 2003 of $38 million,” said Mr. Mathewson.

“We are very pleased by the apparent trend of OEM club companies to embrace branded shafts for their drivers, fairways and hybrid clubs.  We believe this trend will continue until it essentially becomes a branded graphite shaft market, much like the steel shaft market with its basically all branded offerings,” Mr. Mathewson said.

“Our Tour results this year have steadily improved as a greater number of players are realizing the performance benefits of our shafts.  The NV™ Series of shafts is the most popular shaft series on Tour.  This year after numerous wins, PGA Tour professionals using Aldila NV™ shafted drivers have won more than $23 million in Tour earnings.  On the Nationwide Tour, players using Aldila shafts have won more than all other shaft companies.  The NV™ Hybrid and the new VS Proto Hybrid shaft are dominating the PGA and Nationwide Tours.  The NV™ Hybrid has been the most popular hybrid shaft on the PGA Tour, at 86% of the events, and 96% of the events on the Nationwide Tour,” said Mr. Mathewson.

“The hybrid club segment continues to expand.  Hybrid club sales have been mainly single unit purchases to date but with the appearance of new innovative iron sets comprised of a mix of traditional iron heads and hybrid heads entering the market for the 2006 season, multiple unit sales per set will begin.  Long irons are being replaced by the superior playability of hybrid clubs.  This is good news for the graphite shaft industry as approximately 85% of hybrid club sales are comprised of graphite shafted hybrid clubs,” Mr. Mathewson said.

“Our third party sales of composite prepreg materials continues to flourish with growth in the quarter of about 55% over the third quarter 2004.  Sales are up 59% for the nine month period, year on year and represent 9% of our consolidated sales.  Installation work for our new resin filmer is on schedule and will be operational in February of 2006,” said Mr. Mathewson.

“Our hockey business had its best quarter of the year.  Prospects look much brighter for the remainder of this year and all indications point towards a better beginning to 2006 versus the uncertainty caused by the NHL lock out in the first half of 2005.  Hockey sales increased 81% over the sluggish second quarter of 2005,” Mr. Mathewson said.

“Our balance sheet remains strong with $19.4 million in cash and no debt at September 30, 2005.  Operations continue to provide strong cash flow, which has enabled

Aldila to payout $6.9 million in interim dividends through September 30, 2005, which included a $1.00 per share one time special dividend,” said Mr. Mathewson.

Aldila, Inc. is a leader among manufacturers of graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila manufactures and assembles hockey sticks and blades, in addition to the manufacture of composite prepreg material for its golf shaft business and external sales.  Aldila also manufactures carbon fiber for internal use through an ownership interest in CFT.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Such forward-looking statements include, but are not limited to, implications concerning the acceptance of the NV™ shaft and that its success will continue to attract new customer accounts.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2004, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K.  The forward-looking statements in this press release are particularly subject to the risks that:

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our product offerings, including the Aldila NV™ shaft and product offerings outside the golf industry, will not achieve success or continue to enjoy existing success with consumers or OEM customers;

•                  our business with Mission Hockey will not continue to grow;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  CFT will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture;

•                  the Company will not be able to acquire adequate supplies of carbon fiber, other than that being produced at CFT, at reasonable market prices;

•                  acts of terrorism, natural disasters, or disease pandemics interfere with our manufacturing operations or our ability to ship our finished products.

For additional information about Aldila, Inc., please go to the Company’s Website at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share data)

	September 30,	December 31,
	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$19,429	$11,531
Marketable securities	—	4,971
Accounts receivable	7,179	5,214
Income taxes receivable	7	1,013
Inventories	11,452	8,292
Deferred tax assets	1,359	1,570
Prepaid expenses and other current assets	381	380
Total current assets	39,807	32,971

PROPERTY, PLANT AND EQUIPMENT	5,543	5,245

INVESTMENT IN JOINT VENTURE	3,257	3,072

DEFERRED TAXES	1,123	634

OTHER NON-CURRENT ASSETS	299	153

TOTAL ASSETS	$50,029	$42,075

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,231	$4,213
Accrued expenses	2,578	2,781
Total current liabilities	8,809	6,994
LONG-TERM LIABILITIES:
Deferred rent and other long-term liabilities	43	20
Total liabilities	8,852	7,014

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,366,601 shares in 2005 and 5,127,310 shares in 2004, respectively	54	51
Additional paid-in capital	46,156	43,864
Accumulated deficit	(5,033)	(8,854)
Total stockholders’ equity	41,177	35,061

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,029	$42,075

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  - UNAUDITED

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

NET SALES	$19,327	$10,772	$58,956	$40,330
COST OF SALES	11,461	8,248	35,537	25,703
Gross profit	7,866	2,524	23,419	14,627

SELLING, GENERAL AND ADMINISTRATIVE	2,633	1,892	7,513	6,656
Operating income	5,233	632	15,906	7,971

OTHER EXPENSE (INCOME):
Other, net	(180)	(19)	(419)	(4)
Equity in earnings of joint venture	(69)	(71)	(193)	(209)

INCOME BEFORE INCOME TAXES	5,482	722	16,518	8,184
PROVISION (BENEFIT) FOR INCOME TAXES	1,721	(2,596)	5,804	419

NET INCOME	$3,761	$3,318	$10,714	$7,765

NET INCOME PER COMMON SHARE	$0.71	$0.65	$2.05	$1.55

NET INCOME PER COMMON SHARE, ASSUMING DILUTION	$0.68	$0.62	$1.97	$1.49

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,333	5,127	5,238	4,994

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,548	5,377	5,438	5,210

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Nine months ended
	September 30,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,714	$7,765
Depreciation and amortization	958	1,107
Loss on disposal of fixed assets	(5)	32
Undistributed income of joint venture, net	(185)	(243)
Changes in other assets & liabilities, net	(2,741)	(947)
Net cash provided by operating activities	8,741	7,714

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,226)	(983)
Proceeds from sales of property, plant and equipment	10	3
Proceeds from sales of marketable securities	4,971	—
Distribution from joint venture	—	750
Net cash provided by (used for) investing activities	3,755	(230)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	—	(295)
Benefit from exercise of stock options	1,104	—
Proceeds from issuance of common stock	1,191	1,438
Dividend payments	(6,893)	(512)
Net cash (used for) provided by financing activities	(4,598)	631

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,898	8,115

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,531	6,919

CASH AND CASH EQUIVALENTS, END OF PERIOD	$19,429	$15,034